Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

METABOLIX, INC.

Metabolix, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.                                      The name of the Corporation is Metabolix, Inc.  The original certificate of incorporation of Metabolix, Inc. was filed with the Secretary of State of the State of Delaware on September 1, 1998.

2.                                      This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”).

3.                                      The text of the Certificate of Incorporation of this corporation be hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I

The name of the Corporation is Metabolix, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Five Million (105,000,000) shares, of which (i) One Hundred Million (100,000,00) shares shall be a class designated as common stock, par value $.01 per share (the “Common Stock”), and (ii) Five Million (5,000,000) shares shall be a class designated as undesignated preferred stock, par value $.01 per share (the “Undesignated Preferred Stock”).

The number of authorized shares of the class of Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote, without a vote of the holders of the Undesignated Preferred Stock (except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock).

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A.  COMMON STOCK

Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and except as provided by law or in this Article IV (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a)                                 the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

(b)                                 dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board or any authorized committee thereof; and

(c)                                  upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B.  UNDESIGNATED PREFERRED STOCK

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide for the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

ARTICLE V

STOCKHOLDER ACTION

1.                                      Action without Meeting.  Except as otherwise provided herein, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

2.                                      Special Meetings.  Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office.  Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI

DIRECTORS

1.                                      General.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2.                                      Election of Directors.  Election of Directors need not be by written ballot unless the By-laws of the Corporation (the “By-laws”) shall so provide.

3.                                      Number of Directors; Term of Office.  The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors.  The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as reasonably possible.  The initial Class I Directors of the Corporation shall be Edward M. Muller, Matthew Strobeck,

Ph.D., and Robert L. Van Nostrand; the initial Class II Directors of the Corporation shall be Jack W. Lasersohn, Jay Kouba, Ph.D., and Oliver P. Peoples, Ph.D.; and the initial Class III Directors of the Corporation shall be Edward M. Giles, Anthony J. Sinskey, Sc.D., and James J. Barber, Ph.D.  The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2007, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2008, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2009.  At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.  Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable thereto.

4.                                      Vacancies.  Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders.  Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation or removal.  Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director.  In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5.                                      Removal.  Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of Directors.  At least forty-five (45) days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

ARTICLE VII

LIMITATION OF LIABILITY

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit.  If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.

ARTICLE VIII

AMENDMENT OF BY-LAWS

1.                                      Amendment by Directors.  Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2.                                      Amendment by Stockholders.  The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose as provided in the By-laws, by the affirmative vote of at least 75% of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation.  Whenever any vote of the holders of voting stock is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of voting stock that is required by this Certificate or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than 75% of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII or Article IX of this Certificate.

[End of Text]

THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this 15th day of November, 2006.

METABOLIX, INC.

/s/ James Barber
By:	James Barber
Its:	Chief Executive Officer and President

METABOLIX, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, Joseph Shaulson and Sarah P. Cecil, do hereby certify that:

1. They are the President and Secretary, respectively, of Metabolix, Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue Five Million shares of preferred stock, $0.01 par value, none of which have been issued.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of Five Million shares, $0.01 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 50,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1.                                  Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(d).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Charter Amendment” means the amendment of the Corporation’s Amended and Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of Common Stock to not less than 150,000,000.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock in accordance with the terms hereof.

“Conversion Shares Registration Statement” means a registration statement that registers the resale of all Conversion Shares of the Holders, who shall be named as “selling stockholders” therein and meets the requirements of Section 9 of the Purchase Agreement.

“Delaware Courts” shall have the meaning set forth in Section 8(c).

“Fundamental Transaction” shall have the meaning set forth in Section 7(d).

“Holder” shall have the meaning given such term in Section 2.

“Issue Date Price” shall have the meaning set forth in Section 7(f).

“Liquidation” shall have the meaning set forth in Section 5.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of August 4, 2014, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Purchase Rights” shall have the meaning set forth in Section 7(b).

“Securities” means the Series B Preferred Stock and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series B Preferred Stock” shall have the meaning set forth in Section 2.

“Stated Value” shall have the meaning set forth in Section 2, as the same may be increased pursuant to Section 3.

“Stockholder Approval” means the approval of the Charter Amendment by the requisite stockholders of the Corporation.

“Successor Entity” shall have the meaning set forth in Section 7(d).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, and all exhibits and schedules hereto and thereto.

“Transfer Agent” means American Stock Transfer and Trust Company, the current transfer agent of the Corporation, and any successor transfer agent of the Corporation.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Series B Preferred Stock.

Section 2.                                  Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and the number of shares so designated shall be up to 50,000 (which shall not be subject to increase without the written consent of all of the holders of the Series B Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Series B Preferred Stock shall have a par value of $.01 per share and a stated value equal to $1,000 (the “Stated Value”).

Section 3.                                  Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 7, Holders shall be entitled to receive, and the Corporation shall pay, dividends or distributions on shares of Series B Preferred Stock equal (on an as-if-converted-to-Common Stock basis) to and in the same form as dividends or distributions actually paid on shares of the Common Stock when, as and if such dividends or distributions are paid on shares of the Common Stock.  No other dividends or distributions shall be paid on shares of Series B Preferred Stock.

Section 4.                                  Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Series B Preferred Stock shall have no voting rights. However, as long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series B Preferred Stock, alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend this Certificate of Designation in a manner that adversely affects the powers, preferences or rights given to the Series B Preferred Stock.

Section 5.                                  Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal (on an as-if-converted-to-Common Stock basis) to and in the same form as amounts actually paid on shares of the Common Stock.  The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6.                                  Conversion.

a)                                     Mandatory, Automatic Conversion. Upon the filing and acceptance of the Charter Amendment with the Secretary of State of the State of Delaware, each share of Series B Preferred Stock shall automatically convert into that number of shares of

Common Stock determined by dividing the Stated Value of such share of Series B Preferred Stock by the Conversion Price.  Any conversion pursuant to this Section 6(a) shall occur automatically and without any further action by the Holders and whether or not the certificates representing such shares of Series B Preferred Stock are surrendered to the Corporation or its Transfer Agent.  Upon the occurrence of such automatic conversion, the Corporation shall provide written notice to the Holders, and the Holders shall, a reasonable time thereafter, surrender the certificates representing such shares at the office of the Corporation or any Transfer Agent for the Series B Preferred Stock.  Thereupon, there shall be issued and delivered to such Holder promptly at such office and in its name as shown on the Corporation’s stock records, a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.  All Shares of Series B Preferred Stock converted into Common Stock in accordance with the terms hereof shall be deemed to have been retired and canceled and shall not be reissued.

b)                                     Conversion Price.  The conversion price for the Series B Preferred Stock (the “Conversion Price”) shall equal $1.00, subject to adjustment as provided in Section 7.

c)                                      Fractional Shares.  No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series B Preferred Stock.  As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

d)                                     Transfer Taxes and Expenses.  The issuance of certificates for shares of the Common Stock on conversion of Series B Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates; provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Series B Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

e)                                      Issuance Limitations.  Notwithstanding anything herein to the contrary, the Series B Preferred Stock may not be converted into any shares of Common Stock unless the Corporation has obtained Stockholder Approval.

Section 7.                                  Certain Adjustments.

a)                                     Stock Dividends and Stock Splits.  If the Corporation, at any time while the Series B Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, Series B Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)                                     Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a), if, at any time while the Series B Preferred Stock is outstanding, the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series B Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

c)                                      Pro Rata Distributions. During such time as Series B Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the Series B Preferred Stock, then, in each such case, Holders shall be entitled to participate in such Distribution to the same extent that such Holders would have participated therein if such Holders had held the number of shares of Common Stock acquirable upon complete conversion of Series B Preferred Stock immediately before the date of which a record is taken for such

Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

d)               Fundamental Transaction.  If, at any time while Series B Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or Affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of Series B Preferred Stock, Holders shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(e) on the conversion of Series B Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which Series B Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(e) on the conversion of Series B Preferred Stock).  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, the Holders shall be given the same choice as to the Alternate Consideration as to the securities, cash or property to be received upon any conversion of Series B Preferred Stock following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration.  The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the Purchase Agreement  in accordance with the provisions of this Section 7(d) pursuant to written agreements and shall, at the option of a Holders, deliver to the Holders in exchange for Series B Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to Series B Preferred Stock which is convertible into a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of Series B Preferred Stock (without regard to any limitations on the conversion of Series B Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the Conversion Price to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of Series B Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holders. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

e)                                      Calculations.  All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

f)                                       Notice to the Holders of Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Section 8.        Miscellaneous.

a)                                     Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: Secretary, or such other address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8(a).  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the facsimile number or address of such Holder, as set forth in Schedule I to the Purchase Agreement.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section 8(a) prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section 8(a) on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)                                     Lost or Mutilated Series B Preferred Stock Certificate.  If a Holder’s Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation and, if requested by the Corporation, in its reasonable discretion, the receipt of a bond in a customary amount

c)                                      Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts of the State of Delaware (the “Delaware Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Delaware Courts, or such Delaware Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby.  If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

d)                                     Waiver.  Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders.  The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion.  Any waiver by the Corporation or a Holder must be in writing.

e)                                      Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

f)                                       Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

g)                                      Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

h)                                     Status of Converted or Redeemed Series B Preferred Stock.  Shares of Series B Preferred Stock may only be issued pursuant to the Purchase Agreement.  If any shares of Series B Preferred Stock shall be converted, redeemed or reacquired by the

Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Convertible Preferred Stock.

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be, and they hereby are, authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 22nd day of August 2014.

/s/ Joseph Shaulson	/s/ Sarah P. Cecil
Joseph Shaulson	Sarah P. Cecil
President	Secretary

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

METABOLIX, INC.

Metabolix, Inc. (the “Corporation”), a corporation organized under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.                                      Pursuant to Section 242 of the General Corporation Law, this Certificate of Amendment to Amended and Restated Certificate of Incorporation (this “Amendment”) amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”).

2.                                      This Amendment has been approved and duly adopted by the Corporation’s Board of Directors and its stockholders in accordance with the provisions of Section 242 of the General Corporation Law, and the provisions of the Certificate.

3.                                      The first paragraph of ARTICLE IV of the Certificate is hereby amended and restated in its entirety to read as set forth below:

“The total number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Fifty Five Million (255,000,000) shares, of which (i) Two Hundred Fifty Million (250,000,000) shares shall be a class designated as common stock, par value $.01 per share (the “Common Stock”), (ii) Four Million Nine Hundred Fifty Thousand (4,950,000) shares shall be a class designated as undesignated preferred stock, par value $.01 per share (the “Undesignated Preferred Stock”) and (iii) Fifty Thousand (50,000) shares shall be a class designated as Series B Convertible Preferred Stock, par value $.01 per share (the “Series B Preferred Stock”).”

[End of Text]

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation, has executed this Certificate of Amendment to Amended and Restated Certificate of Incorporation as of October 30, 2014.

METABOLIX, INC.

/s/ Joseph Shaulson
Name:	Joseph Shaulson
Title:	President & CEO